Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of June 29, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.

Covia Holdings Corporation, a company incorporated under the Laws of Delaware (“Covia”) and certain of its direct and indirect subsidiaries that are or become parties to this Agreement (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.

the undersigned holders of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring transactions with respect to the existing debt of, existing equity interests in, and certain other obligations of the Company Parties on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Definitions and Interpretation

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1.01.Definitions.  The following terms shall have the following definitions:

“Ad Hoc Term Lender Group” means the ad hoc group of holders of Term Loan Claims that is represented by Paul, Weiss, Porter Hedges and Centerview.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Credit Agreement, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases or other court having jurisdiction over the Chapter 11 Cases, including to the extent of any withdrawal of reference under 28 U.S.C.  157, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral Documents” has the meaning set forth in Section 3.01.

“Cash Collateral Order” means any order entered by the Bankruptcy Court in the Chapter 11 Cases authorizing the use of cash collateral (whether interim or final).

“Centerview” means Centerview Partners LLC, as financial advisor and investment banker to the Ad Hoc Term Lender Group.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Term Loan Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Documents” has the meaning set forth in Section 3.01.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Order” means the order entered by the Bankruptcy Court in the Chapter 11 Cases confirming the Plan.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Documents” has the meaning set forth in Section 3.01.

“Disclosure Statement” means the disclosure statement in support of the Plan and any exhibits and schedules thereto, as may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case, whether or not arising under or in connection with any employment agreement and including any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in a Company Party).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Facility Documents” has the meaning set forth in Section 3.01.

“First Day Pleadings” means the “first-day” pleadings that the Company Parties file upon commencement of the Chapter 11 Cases, and any orders related thereto.

“Go-Forward Railcar Leases” mean any leases, documents, agreements or instruments entered into or assumed (including as amended) by any Company Party with any Strategic Partner;

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“MIP Documents” has meaning set forth in Section 3.01.

“Milestones” has the meaning set forth in the Restructuring Term Sheet.

“New Employment Agreements” has the meaning set forth in Section 3.01.

“New Organizational Documents” has the meaning set forth Section 3.01.

“New Term Loan” has the meaning set forth in the Restructuring Term Sheet.

“New Term Loan Documents” has the meaning set forth in Section 3.01.

“New Term Loan Facility” means the senior secured term loan facility in respect of the New Term Loan pursuant to the New Term Loan Documents.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as lead counsel to the Ad Hoc Term Lender Group.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization, including any exhibits and schedules thereto, filed by the Debtors under chapter 11 of the Bankruptcy Code, that embodies the Restructuring Transactions (as may be amended or supplemented from time to time in accordance with the terms of this Agreement).

“Plan Effective Date” means the occurrence of the Effective Date (as defined in the Plan) of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with this Agreement and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be filed by the Debtors with the Bankruptcy Court.

“Porter Hedges” means Porter Hedges LLP as local counsel to the Ad Hoc Term Lender Group.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Railcar Leases” means the unexpired railcar leases (excluding the Go-Forward Railcar Leases), including any amendments or modifications thereto, entered into by any Company Party as of the Petition Date.

“Releases” has the meaning set forth in the Restructuring Term Sheet.

“Required Consenting Stakeholders” means, as of the relevant date, Consenting Stakeholders holding at least 50.01% of the aggregate outstanding principal amount of approximately $1.559 billion Term Loans that are held by Consenting Stakeholders.

“Restructuring Expenses” means the reasonable and documented fees and expenses, subject to the terms of any applicable engagement letter or reimbursement letter as the case may be.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement and attached hereto as Exhibit A.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Day Pleadings” means the “second-day” pleadings that the Company Parties file in the Chapter 11 Cases, and any orders related thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Sibelco” has the meaning set forth in Section 5.01.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Strategic Partners” means the go-forward railcar lessor partners whom the Company Parties have entered into (or will enter into on or around the Petition Date) letters of intent regarding the terms and conditions of such go-forward arrangements.

“Term Loan” means loans outstanding under the Term Loan Credit Agreement.

“Term Loan Claims” means any Claim on account of, arising under, derived from, or based upon the Term Loan Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto.

“Term Loan Credit Agreement” means that certain Credit and Guaranty Agreement, dated June 1, 2018, by and among Covia, as borrower, certain subsidiaries of Covia, as guarantors; Barclays Bank PLC and BNP Paribas Securities Corp., as joint lead arrangers and joint bookrunners; Barclays Bank PLC, as administrative agent and collateral agent; ABN Amro Capital USA LLC, HSBC Bank USA, National Association, KBC Bank N.V. and PNC Bank, National Association, as co-syndication agents; Keybank National Association and Wells Fargo Bank, N.A., as co-documentation agents; and Citizens Bank, N.A., as managing agent, as may be amended, restated, amended and restated, supplemented, or other otherwise modified from time to time.

“Term Loan Documents” means, collectively, the Term Loan Credit Agreement and all instruments, security agreements, collateral agreements, guaranty agreements, intercreditor agreements, pledges, and other documents with respect to the Term Loan.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B.

1.02. Interpretation.  For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)the use of “include” or “including” is without limitation, whether stated or not; and

(j)the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties.

Effectiveness of this Agreement

.  This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)holders of at least 50.01% of the aggregate outstanding principal amount under the Term Loan Credit Agreement shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(c)the Company Parties shall have paid, or caused to be paid, all Restructuring Expenses of the Ad Hoc Term Lender Group, in each case for which an invoice has been received by the Company Parties.

Definitive Documents

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3.01.The Definitive Documents governing the Restructuring Transactions shall include all documents (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by this Agreement and that are otherwise necessary to implement, or otherwise relate to the Restructuring Transactions, including, without limitation, the following:  (A) the Plan; (B) the Disclosure Statement; (C) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the First Day Pleadings; (F) the Second Day Pleadings; (G) the Plan Supplement; (H) the motion(s) and related pleadings seeking the use of cash collateral and the Cash Collateral Order (the “Cash Collateral Documents”); (I) the agreement with respect to the New Term Loan Facility and any agreements, commitment letters, documents, or instruments related thereto (collectively, the “New Term Loan Documents”); (J) the agreement with respect to the Exit Facility and any agreements, commitment letters, documents, or instruments related thereto (the “Exit Facility Documents”); (K) any shareholder agreement, organizational documents, evidence of equity interests (including share certificates or other mutually agreed evidence of equity interests to be issued in accordance with the Plan) or other governance documents for the reorganized Debtors (the “New Organizational Documents”); (L) the definitive documentation with respect to any management incentive plan (the “MIP Documents”); (M) any new, amended, or assumed employment agreements or documents with respect to the Company Parties’ officers (the “New Employment Agreements”); (N) any motion(s), orders and related pleadings seeking approval of the Debtors’ incurrence of postpetition financing, if necessary, and all agreements, documents, interim and final orders and/or amendments in connection therewith (the “DIP Documents”); (O) the motion(s) and related pleadings seeking confirmation of the Plan and the Confirmation Order (the “Confirmation Documents”); (P) any such other agreements, pleadings, orders, and documentation desired or necessary to consummate and document the Restructuring Transactions; and (Q) any other document that has or may have a material impact on the legal or economic rights of the Consenting Stakeholders.  For the avoidance of doubt, Definitive Documents shall not include the Go-Forward Railcar Leases.

3.02.The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent in all respects with the terms of this Agreement (as it may be modified, amended, or supplemented in accordance with Section 14), including the Restructuring Term Sheet.  Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

Section 4.Milestones.  The Restructuring Transactions shall be implemented in accordance with the Milestones set forth in the Restructuring Term Sheet, each of which shall be subject to extension by mutual agreement between the Company Parties and the Required Consenting Stakeholders.

Commitments of the Consenting Stakeholders

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5.01.General Commitments.

(a)During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, to:

(i)support the Restructuring Transactions and act in good faith and take all commercially reasonable actions necessary to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Plan, as applicable;

(ii)use commercially reasonable efforts to assist the Company Parties to oppose any party or person from taking any actions contemplated in Section 5.01(b); and

(iii)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and the Plan to which it is required to be a party.

(b)During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal; provided, however, that notwithstanding any provisions to contrary herein, the Consenting Stakeholders have the right to continue to diligence, analyze, negotiate, and agree to an Alternative Restructuring Proposal with Sibelco NV (“Sibelco”) within thirty (30) days after the Petition Date;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Company Claims/Interests;

(vi)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(vii)object to the Company Parties’ (a) retention of any professionals in connection with the Restructuring Transactions, if applicable, and (b) payment of the reasonable and documented fees and expenses incurred by such professionals in connection with the Restructuring Transactions; provided that such fees and expenses are incurred pursuant to and in accordance with the terms of the engagement letters between such professionals and the Company Parties.

5.02.Commitments with Respect to Chapter 11 Cases.

(a)During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iv)use any commercially reasonably efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions; and

(v)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above unless a Termination Date has occurred.

(b)During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement and the Plan.

Additional Provisions Regarding the Consenting Stakeholders’ Commitments

.  Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) be construed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising its rights or remedies specifically reserved herein or in the Definitive Documentation; (b) be construed to prohibit or limit any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, are not prohibited by this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transaction; or (c) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee).

Commitments of the Company Parties

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7.01.Affirmative Commitments.  Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)support and seek approval of the Releases;

(d)use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring Transactions;

(e)promptly pay all Restructuring Expenses of the Ad Hoc Term Lender Group, in each case for which an invoice has been received by the Company Parties;

(f)inform counsel to the Consenting Stakeholders as soon as reasonably practicable (i) the occurrence, or failure to occur, of any event of which any Company Party has actual knowledge which occurrence or failure would be likely to cause or likely to result in, or has caused or resulted in (A) any representation or warranty of the Company Parties contained in this Agreement to be false in any material respect, (B) any covenant of any Company Party contained in this Agreement not to be satisfied in any material respect, or (C) any applicable condition precedent contained in the Plan or this Agreement, not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring Transactions, (iii) receipt of any written notice from any governmental or regulatory body in connection with this Agreement or the Restructuring Transactions, (iv) receipt of any written notice of any proceeding (including any insolvency proceeding) commenced, or, to the actual knowledge of the Company Parties, threatened against the Company, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions, and (v) any matter or circumstance which is likely to be a material impediment to the implementation or consummation of the Restructuring Transactions;

(g)provide to the Consenting Stakeholders, the Ad Hoc Term Lender Group, Paul, Weiss and Centerview: (i) reasonable access during normal business hours to the books, records, and facilities of the Company Parties, (ii) reasonable access to the management of and advisors to the Company Parties for the purpose of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Restructuring Transactions, (iii) timely updates regarding the Restructuring Transactions, including any material developments or any material conversations with parties in interest, (iv) status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, and (v) any other reasonable information related to the Restructuring Transactions reasonably requested by the Consenting Stakeholders in writing (e-mail shall suffice);

(h)to the extent applicable, object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have an adverse effect on the consummation of the Restructuring Transactions;

(i)use its commercially reasonable efforts to (i) operate the business of the Company Parties in the ordinary course and in a manner consistent with past practices and this Agreement and (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors, and others having material business dealings with the Company Parties, in each case, taking into account the effect of filing for chapter 11 and the Company Parties’ status as debtors-in-possession;

(j)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(k)use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent; and

(l)to the extent practicable, provide to Paul, Weiss draft copies of all Definitive Documents and any other documents that the Company Parties intend to file with the Bankruptcy Court that may affect the Consenting Stakeholders at least two (2) Business Days prior to the date when such Company Party intends to file or execute such document and shall, without limiting any approval rights set forth in this Agreement, consult in good faith with Paul, Weiss regarding the form and substance of such proposed filing with the Bankruptcy Court.

7.02.Negative Commitments.  Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)file any pleading seeking entry of an order and/or fail to timely object to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment an examiner or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (A) is inconsistent with this Agreement in any material respect or (B) would reasonably be expected to frustrate the purposes of this Agreement;

(d)seek to (i) assume (including as amended) or (ii) liquidate, settle, allow any Claims related to, any unexpired lease or executory contract with a Strategic Partner, without (A) consulting in good faith with the Consenting Stakeholders and (B) using commercially reasonable efforts to obtain such Strategic Partner’s agreement to express and provide public support for the Restructuring Transactions; provided, however, that for the avoidance of doubt, the Consenting Stakeholders have the right to oppose and object with respect to the foregoing;

(e)seek to (i) reject or assume (including as amended) or (ii) liquidate, settle, allow, or object to Claims related to, any unexpired leases or executory contracts, including the Railcar Leases but excluding the Go-Forward Railcar Leases, without the prior written consent of the Required Consenting Stakeholders, with such consent not to be unreasonably withheld;

(f)except in the ordinary course of business consistent with past practice, enter into or amend, adopt, restate, supplement, or otherwise modify or accelerate any material (i) deferred compensation, incentive, retention, bonus or other compensatory arrangements, policies, programs, practices, plans or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control agreements with or for the benefit of any employee or (ii) any contracts, arrangements, or commitments that entitle any current or former director, officer, employee, manager, or agent to indemnification from the Company, in each case, without the prior written consent of the Required Consenting Stakeholders;

(g)subject to Section 8.01 and Section 8.02 of this Agreement, directly or indirectly propose, file, support, vote for, consent to, encourage, or take any other action in furtherance of the negotiation or formulation of any Alternative Restructuring Transaction;

(h)enter into any settlement over $1 million regarding any Claims against or Interests in any Company Party without the prior written consent of the Required Consenting Stakeholders, with such consent not to be unreasonably withheld;

(i)modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement, without the prior written consent of the Required Consenting Stakeholders; or

(j)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Additional Provisions Regarding Company Parties’ Commitments

.

8.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement.

8.02.Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to:  (a) consider, respond to, and facilitate Alternative Restructuring Proposals received by any Company Party; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.  Subject to Section 8.01, if any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company Party shall notify (with email being sufficient) Paul, Weiss and Centerview of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing or otherwise provide a summary of the material terms thereof.  If the board of directors (or similar governing body) of any Company Party determines, in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, such Company Party shall notify Paul, Weiss and Centerview within two (2) Business Days of such determination.

8.03.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Transfer of Interests and Securities

.

9.01.During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S.

person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and

(b)either (1) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (2) the transferee is a Consenting Stakeholder thereof and the transferee provides notice of such Transfer (including the amount, type of Company Claims/Interests Transferred, and identity of the transferor) to counsel to the Company Parties at or before the time of the proposed Transfer.

9.02.Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests.  Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount, type of Company Claim/Interest acquired, and identity of the transferor) to counsel to the Company Parties within two (2) Business Days of such acquisition.

9.04.This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.Notwithstanding Section 9.01, any Consenting Stakeholder may Transfer any Company Claim/Interest to a Qualified Marketmaker and a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests, in each case, if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a permitted Transfer under Section 9.01.  To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06.Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Representations and Warranties of Consenting Stakeholders

.  Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(f)solely with respect to holders of Company Claims/Interests, it acknowledges that (i) the offer and sale of any securities will not be registered under the Securities Act and (ii) the offering and issuance of any securities is intended to be exempt from registration under the Securities Act pursuant to (A) Section 1145 of the Bankruptcy Code or (B) Section 4(a)(2) of the Securities Act and/or Regulation D thereunder.

Mutual Representations, Warranties, and Covenants

.  Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Plan Effective Date:

(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party,

enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required, other than any consent or approval obtained prior to, or contemporaneously with, the Agreement Effective Date, by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Termination Events

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12.01.Consenting Stakeholder Termination Events.   This Agreement may be terminated by the Required Consenting Stakeholders by the delivery to the Company Parties of a prior written notice in accordance with Section 16.10 hereof upon the occurrence and continuation of the following events:

(a)the breach in any material respect by a Company Party of any of the representations, warranties, obligations, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties in accordance with Section 16.10 hereof detailing any such breach;

(b)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order;

(d)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Stakeholder in violation of its obligations under this Agreement;

(f)the occurrence of an event of default that is not otherwise waived or cured under any Cash Collateral Document and/or DIP Document, as applicable;

(g)any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner inconsistent with, or that constitutes a breach of, this Agreement without the prior written consent of the Required Consenting Stakeholders, (ii) withdraws the Plan without the prior written consent of the Required Consenting Stakeholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clauses (i) and (ii);

(h)any Company Party (i) withdraws the Plan, (ii) makes a public announcement that it intends to accept an Alternative Restructuring Proposal or withdraw the Plan or (iii) enters into a definitive agreement with respect to an Alternative Restructuring Proposal;

(i)the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan that is materially adverse to the Consenting Stakeholders, unless the Company Parties have sought a stay of such relief within five (5) Business Days after the date such relief has been granted, and such order is stayed, reversed, or vacated within ten (10) Business Days after the date such relief has been granted; or

(j)the Required Consenting Stakeholders agree to an Alternative Restructuring Proposal with Sibelco, consistent with Section 5.01(b)(ii).

12.02.Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a)the breach in any material respect of any provision set forth in this Agreement by one or more of the Consenting Stakeholders holding an amount of Term Loan Claims that would result in non-breaching Consenting Stakeholders holding less than two-thirds (66.67%) of the aggregate outstanding principal amount of Term Loans that remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b)the board of directors, board of managers, or such similar governing body of any Company Party determines, subject to Section 8.01 and Section 8.02 of this Agreement, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following:  (a) the Required Consenting Stakeholders; and (b) each Company Party.

12.04.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

12.05.Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder.  No purported termination of this Agreement shall be effective under this

Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d).  Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.Disclosure; Publicity.

The Company Parties shall, to the extent reasonably practicable and permitted by applicable law, regulation or legal or regulatory process or requirement, submit drafts to counsel to the Consenting Stakeholders of any press releases, public documents, and any and all filings with the Bankruptcy Court, the Securities Exchange Commission, or otherwise that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight hours prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith.  This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the Restructuring Transactions without the express written consent of the other Parties; provided, further, that (a) before the Petition Date, if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant disclosing Party) and (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Term Loan Claims held by all the Consenting Stakeholders collectively. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, that includes executed signature pages to this Agreement shall include such signature pages in redacted form with respect to the amount of Term Loan Claims held by each Consenting Stakeholder and, if so requested, with respect to the specific name of each Consenting Stakeholder (provided that the signature pages may be filed in unredacted form with the Bankruptcy Court under seal).  Notwithstanding the provisions in this Section 13, any Party may disclose, to the extent expressly consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s identity and individual holdings.

Amendments and Waivers.

Section 15.

(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this 14.

(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by:  (1) each Company Party and (2) the Required Consenting Stakeholders; provided, however, that (i) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement; (ii) any waiver, modification, amendment, or supplement to the definition of Required Consenting Stakeholders shall require the prior written consent of each applicable Consenting Stakeholder that is a member of the Ad Hoc Term Lender Group; and (iii) any waiver, modification, amendment, or supplement to this Section 14 shall require the prior written consent of each Party.  Any consent required to be provided pursuant to this Section 14 may be delivered by email from counsel. Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(c)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Survival

.

Notwithstanding the termination of this Agreement pursuant to Section 12, the agreements and obligations of the Parties set forth in the following Sections: Section 1, Section 12.05, Section 15, and Section 16 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Stakeholders in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Miscellaneous

.

16.01.Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02.Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

16.04.Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06.Trial by Jury Waiver.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08.Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09.Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

16.10.Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

Covia Holdings Corporation
3 Summit Park Drive, Suite 700

Independence, OH 44131
Attention: Chadwick P. Reynolds, EVP, Chief Legal Officer and Secretary
E-mail: chad.reynolds@coviacorp.com

with copies to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Benjamin M. Rhode; Scott J. Vail
E-mail: benjamin.rhode@kirkland.com; scott.vail@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jonathan S. Henes, P.C.
E-mail: jhenes@kirkland.com

(b)if to a Consenting Stakeholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Brian S. Hermann; Andrew M. Parlen; Sean A. Mitchell

E-mail: bhermann@paulweiss.com; aparlen@paulweiss.com; smitchell@paulweiss.com

16.11.Independent Due Diligence and Decision Making.  Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12.Enforceability of Agreement.  Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13.Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15.Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.16.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18.Capacities of Consenting Stakeholders.  Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Page Follows.]

COVIA HOLDINGS CORPORATION

Alpha Resins, LLC
Best Sand Corporation
Best Sand of Pennsylvania, Inc.
Bison Merger Sub I, LLC
Black Lab LLC
Cheyenne Sand Corp.
Construction Aggregates Corporation of Michigan, Inc.
Covia Finance Company LLC
Covia Holdings Corporation
Covia Specialty Minerals Inc.
Fairmount Logistics LLC
Fairmount Minerals, LLC
Fairmount Santrol Inc.
FML Resin, LLC
FML Sand, LLC
FML Terminal Logistics, LLC
FMSA Inc.
Mineral Visions Inc.
Self-Suspending Proppant LLC
Shakopee Sand LLC
Specialty Sands, Inc.
Standard Sand Corporation
TechniSand, Inc.
Wedron Silica Company
West Texas Housing LLC
Wexford Sand Co.
Wisconsin Industrial Sand Company L.L.C.
Wisconsin Specialty Sands, Inc.

By: /s/ Andrew Eich

Name: Andrew Eich, EVP and Chief Financial Officer

Authorized Signatory

[Company Parties Signature Page]

[Consenting Stakeholder Signature Pages Intentionally Excluded]

[Consenting Stakeholder Signature Page]

EXHIBIT A

Restructuring Term Sheet

Execution Version

______________________________________________________________________________

Covia Holdings Corporation

Restructuring Term Sheet

June 29, 2020

______________________________________________________________________________

This Term Sheet (including the exhibits attached hereto, this “Term Sheet”)2 sets forth the principal terms of a restructuring (the “Restructuring”) of the existing debt, existing equity interests in, and certain other obligations of Covia Holdings Corporation (“Covia”) on behalf of itself and certain of its subsidiaries listed on Annex 1 hereto (collectively with Covia, the “Company” or the “Debtors”), through a chapter 11 plan of reorganization (the “Plan”) to be filed by the Company in connection with commencing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  Following the occurrence of the effective date of the Plan according to its terms (the “Restructuring Effective Date”), Covia shall be referred to herein as “Reorganized Covia”.  This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH section 4(a)(2) of the securities act of 1933 and/or Section 1145 of the Bankruptcy Code and APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE Statutes, Rules, and LAWS.

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ANY AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE REASONABLY ACCEPTABLE TO the Consenting STAKEHOLDERS (as defined herein) AND THE COMPANY in the manner set forth in the rsa.

THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL statutes, RULES, and laws.  THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN ARE STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY without THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this Term Sheet is attached as Exhibit A.

Restructuring Summary

Claims and Interests to be Restructured

Term Loan Claims: In a principal amount not less than $1.559 billion, plus all interest accrued and unpaid from time to time or capitalized as provided in the Term Loan Agreement (as defined below), fees, and other expenses arising and payable under that certain Credit and Guaranty Agreement, dated as of June 1, 2018 (as amended, modified, or otherwise supplemented from time to time, the “Term Loan Agreement”), by and among Covia, as borrower, certain subsidiaries of Covia, as guarantors, Barclays Bank plc, as administrative agent (the “Term Loan Agent”), and the lenders party thereto from time to time (together with the other Secured Parties (as defined in Term Loan Agreement), the “Term Loan Lenders”).  The claims under the Term Loan Agreement are referred to herein as the “Term Loan Claims”.

Receivables Financing Claims: Consisting of up to $37.0 million in principal or face amount, including reimbursement obligations in respect of letters of credit, plus accrued and unpaid interest (at the non-default rate), fees, and other expenses arising and payable under that certain Receivables Financing Agreement, dated as of March 31, 2020 (as amended, modified, or otherwise supplemented from time to time, the “Receivables Financing Agreement”), by and among non-Debtor Covia Financing LLC, as borrower, PNC Bank, National Association, as administrative agent, the lenders party thereto from time to time, and certain other parties thereto.  The claims under the Receivables Financing Agreement are referred to herein as the “Receivables Financing Claims”.

Swap Agreement Claims: Consisting of a net liability on a present value basis, as of June 22, 2020, of approximately $35.8 million in obligations under five separate interest rate swap agreements that were entered into pursuant to one of the following master swap agreements: (i) that certain ISDA 2002 Master Agreement, dated as of May 30, 2018, by and among BNP Paribas and Covia, as successor in interest to Unimin Corporation (the “BNP Swap Agreement”) or (ii) that certain ISDA Master Agreement, dated as of June 28, 2018, by and among Barclays Bank PLC and Covia (the “Barclays Swap Agreement”, and collectively with the BNP Swap Agreement, the “Swap Agreements”).  The claims under the Swap Agreements are referred to herein as the “Swap Agreement Claims”.

Other Secured Debt: Approximately $16 million in aggregate principal amount, consisting of a $10 million industrial revenue bond and $6 million in other debt (collectively, the “Other Secured Debt”).  The claims under the Other Secured Debt are referred to herein as the “Other Secured Claims”.

HoldCo General Unsecured Claims:  Consisting of any prepetition claim against Covia that is not a Term Loan Claim, a Receivables Financing Claim, a Swap Agreement Claim, an Other Secured Claim, or a claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (the “Holdco General Unsecured Claims”).

Non-HoldCo General Unsecured Claims:  Consisting of any prepetition claim against the Company other than Covia that is not a Term Loan Claim, a Receivables Financing Claim, a Swap Agreement Claim, an Other Secured

Claim, or a claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (the “Non-Holdco General Unsecured Claims”).

General Unsecured Claims: Consisting of HoldCo General Unsecured Claims and Non-HoldCo General Unsecured Claims (the “General Unsecured Claims”).

Equity Interests: As used herein, “Equity Interests” shall have the meaning ascribed to such term in the RSA.

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“Measurement Date” means the date of the last available month-end balance sheet information as of the date which is ten (10) business days prior to the date upon which the Company emerges from the Chapter 11 Cases in the Bankruptcy Court (“Emergence Date”).

“Net Working Capital Adjustment” shall equal the Target Net Working Capital Balance less the Actual Net Working Capital Balance. A Net Working Capital Adjustment greater than $0 shall increase the Minimum Liquidity at Emergence and Minimum Cash at Emergence requirements on a dollar for dollar basis and a Net Working Capital Adjustment smaller than $0 shall decrease the Minimum Liquidity at Emergence and Minimum Cash at Emergence requirements on a dollar for dollar basis.

“Target Net Working Capital Balance” shall equal the target Trade Receivables Balance plus the target Inventories Balance less the target Accounts Payable Balance as implied by the Business Plan dated May 12, 2020 (as included in the file titled “NWC Adjustment June 24, 2020.xlsx”) as of the Measurement Date.

“Actual Net Working Capital Balance” shall equal the actual Trade Receivables Balance plus the actual Inventories Balance less the actual Accounts Payable Balance as stated on Covia’s balance sheet as of the Measurement Date.

For avoidance of doubt, the “Trade Receivables Balance” shall be equal to the sum of the following general ledger accounts on Covia’s balance sheet: Trade Receivables – Third Parties (#230010), Allowance for Doubtful Accounts (#230030), and Trade Receivables – Intra Group (#230049).

For avoidance of doubt, the “Inventories Balance” shall be equal to the sum of the following general ledger accounts on Covia’s balance sheet: Raw Materials Inventory (#210010), Work in Progress Inventory (#210030), Finished Goods Inventory (#210040), Inventory Reserve (#210041), and Parts & Supplies Inventory (#210060).

For avoidance of doubt, the “Payables Balance” shall be equal to the absolute value of the sum of the following general ledger accounts on Covia’s balance sheet: Accounts Payable (includes freight) (#530010), I/C (Payable) Receivable-Unimin Group (#190083), I/C (Payable) Receivable-Sibelco Subsidiaries (#190086).

Overview of the Restructuring

The Restructuring will be implemented through prearranged Chapter 11 Cases by the Company to pursue confirmation of the Plan.  Votes on the Plan will be solicited from (i) the Term Loan Lenders and holders of Swap Agreement Claims and (ii) certain holders of General Unsecured Claims.

As a component of the Restructuring, (i) the Term Loan Lenders and holders of Swap Agreement Claims will receive, in exchange for their Term Loan Claims and Swap Agreement Claims, respectively, their pro rata share of (a) all excess cash on the Company’s balance sheet as of the Measurement Date pro forma for all remaining professional fees expected to be paid through the Emergence Date, subject to the Minimum Liquidity at Emergence and the Minimum Cash at Emergence requirements, which shall be (x) increased or decreased by the Net Working Capital Adjustment[3] and (y) increased if any proceeds associated with early receipt of the CARES Act Tax Refunds scheduled to be received in FY 2021 have been received as of the Measurement Date (for the avoidance of doubt, any CARES Act Tax Refunds adjustment cannot exceed the amount included in FY 2021 in the Covia management business plan dated May 12, 2020);[4] (b) $825 million in New Term Loans pursuant to the New Term Loan Facility (each as defined below) and (c) 100% of Reorganized Covia Equity (as defined below), subject to adjustment for treatment of General Unsecured Claims and dilution from the MIP (as defined below); (ii) the holders of Other Secured Claims will have such claims reinstated; (iii) the holders of HoldCo General Unsecured Claims will receive their pro rata share of an amount to be determined of the Reorganized Covia Equity, subject to dilution from the MIP; and (iv) holders of Non-HoldCo General Unsecured Claims will receive their pro rata share of an amount to be determined of the Reorganized Covia Equity, subject to dilution from the MIP

On or around the Petition Date, the Receivables Financing Agreement shall be terminated and replaced with a letter of credit facility (the “L/C Facility”) pursuant to an interim order (the “L/C Facility Order”) authorizing, among other things, (i) Covia’s funding of a new letter of credit collateral account held at non-Debtor Covia Financing LLC, (ii) entry into the Payoff and Reassignment Agreement, dated as of June [__], 2020, among Covia, Covia Financing LLC, the Sub Originators[5], PNC Bank, National Association, and PNC Capital Markets LLC (the “Payoff Agreement”), (iii) Covia’s and the Sub-Originators’ entry into and performance of their respective obligations under the Payoff Agreement and the Reimbursement Agreement for Cash-Collateralized Standby Letters of Credit, dated as of June [__], 2020, among PNC Bank, National Association, Covia Financing LLC, and Covia (the “Reimbursement Agreement” and, together with the Payoff Agreement, the “Letter of Credit Agreements”), and (iv) execution of the transactions contemplated by the Letter of Credit Agreements.

As of the Restructuring Effective Date, the Term Loan Claims, General Unsecured Claims and Equity Interests will be cancelled, released, and extinguished and will be of no further force and effect, the L/C Facility may be reinstated (or refinanced with the Exit Facility), and the Other Secured Claims will be reinstated.

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As of the Restructuring Effective Date, Covia will distribute to the Term Loan Lenders and holders of Swap Agreement Claims all excess cash on the Company’s balance sheet in excess of $175 million of total Liquidity (“Minimum Liquidity at Emergence”) and $75 million of total available cash and cash equivalents plus all cash posted to collateralize letters of credit (“Minimum Cash at Emergence”), in each case subject to adjustment for the Net Working Capital Adjustment and subject to upward adjustment for any proceeds associated with early receipt of the CARES Act Tax Refunds (to the extent scheduled to be received in FY 2021 have been received as of the Measurement Date; for the avoidance of doubt, any CARES Act Tax Refunds adjustment cannot exceed the amount included in FY 2021 in the Covia management business plan dated May 12, 2020) (the “Excess Cash Distribution”).  If the Excess Cash Distribution is (i) less than $90 million (the “Termination Threshold”), then the Consenting Stakeholders may terminate the RSA or (ii) more than $110 million, such Excess Cash Distribution will reduce the amount of New Term Loans on a dollar-for-dollar basis, subject to a maximum New Term Loan reduction of $25 million (i.e., minimum New Term Loan amount of $800 million and no cap on maximum Excess Cash Distribution) (the “Cash Adjustment”).

“Liquidity” means total available cash and cash equivalents plus all cash posted to collateralize letters of credit plus the lesser of the total borrowing base and the total commitment amount pursuant to the New Revolving Credit Facility less the face value of any letters of credit outstanding as of the Measurement Date.

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The “Sub-Originators” include Debtors Best Sand Corporation, Covia Specialty Minerals Inc., Fairmount Santrol Inc., FML Sand, LLC, FML Terminal Logistics, LLC, Mineral Visions Inc., TechniSand, Inc., Wedron Silica Company, and Wisconsin Industrial Sand Company L.L.C.

Post-Emergence Capital Structure

As of the Restructuring Effective Date, the Company pro forma exit capital structure will consist of the following:

New Term Loan: A $825 million senior secured term loan facility (the “New Term Loan Facility” and the loans issued thereunder, the “New Term Loans”), subject to the Cash Adjustment, with an interest rate of LIBOR + 400 bps (100 bps floor), payable in cash unless the Company elects the PIK and cash option[6]. The New Term Loans shall be subject to a minimum liquidity covenant of $50 million, to be tested quarterly and shall mature on July 31, 2026.  The Company shall be required to obtain ratings for the New Term Loans from S&P and Moody’s. Further, the New Term Loan will have other terms reasonably acceptable to the Company and the Required Consenting Stakeholders, and set forth in the Plan Supplement.

The New Term Loans shall be secured by liens on substantially all assets of Reorganized Covia and each of its direct and indirect subsidiaries (including, for the avoidance of doubt, subsidiaries domiciled in Canada and Mexico) and shall be guaranteed by each of its direct and indirect subsidiaries of Reorganized Covia (including, for the avoidance of doubt, subsidiaries domiciled in Canada and Mexico).

New Revolving Credit Facility: At least a $100 million senior secured revolving credit facility (the “Exit Facility”) on terms reasonably acceptable to the Company and the Required Consenting Stakeholders, and set forth in the Plan Supplement, sufficient to replace existing letters of credit and fund the ongoing liquidity needs of Reorganized Covia and its subsidiaries.[7]

Reorganized Covia Equity:  Reorganized Covia shall issue equity (the “Reorganized Covia Equity”) on the Restructuring Effective Date to the Term Loan Lenders, the holders of Swap Agreement Claims and holders of General Unsecured Claims in the amounts set forth below.

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For the avoidance of doubt, the Company may elect the PIK and cash option (the “PIK/Cash Election”) beginning on, from and after the Restructuring Effective Date through March 31, 2023 (the “Election Period”), if the Company’s pro forma FCCR is < 2.00x.  The FCCR shall be tested on a quarterly trailing twelve-month basis as if Covia had paid the all-in cash interest rate for that twelve-month period. If Covia is eligible to make the PIK/Cash Election and decides to make the PIK/Cash Election, the all-in interest rate will be LIBOR + 450 bps (100 bps floor), with 2.75% PIK and LIBOR + 175 bps (100 bps floor) payable in cash.  During any period where Covia is not eligible for the PIK/Cash Election and any time after March 31, 2023, or if Covia is eligible to make the PIK/Cash Election and decides not to make the PIK/Cash Election, in each case, the all-in interest rate will be LIBOR + 400 bps (100 bps floor), payable in cash.  During any periods in which Covia has not made the PIK/Cash Election, Covia may, at its option, pursue open market repurchases of debt with any liquidity in excess of $175 million (measured at the end of each fiscal year).

“FCCR” shall be calculated as a quotient, (i) the numerator of which is LTM Adj. EBITDA (provided, that such amount shall only reflect non-cash adjustments to EBITDA) minus LTM capex minus LTM cash taxes paid (for the avoidance of doubt, any LTM tax refunds shall not be included in the calculation of LTM cash taxes paid) and (ii) the denominator of which is LTM cash interest at all-cash rate of LIBOR + 400 bps (100 bps floor); provided, that, if the applicable date of determination is less than 12 months following the Restructuring Effective Date, “LTM cash interest” for purposes of the preceding clause (ii) shall be deemed to be the interest payments made or due on or prior to such date of determination (but, in each case, following the Restructuring Effective Date) at an all-cash rate of LIBOR + 400 bps (100 bps floor), on an annualized basis.

[7]	See footnote 2 for Minimum Liquidity at Emergence and Minimum Cash at Emergence.

Proposed Treatment of Claims and Interests Under the Plan
Administrative, Priority Tax, Other Priority Claims, and Other Secured Claims

On or as soon as reasonably practicable following the Restructuring Effective Date, each holder of an administrative, priority tax, other priority claim, or other secured claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such claim:

payment in full in cash;

reinstatement pursuant to section 1124 of the Bankruptcy Code;

delivery of the collateral securing any such secured claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or

such other treatment rendering such claim unimpaired.

Term Loan Claims and Swap Agreement Claims

The Term Loan Lenders and holders of Swap Agreement Claims shall receive, in full and final satisfaction of their Term Loan Claims and Swap Agreement Claims, respectively, their pro rata share of the following consideration in accordance with the Plan:

•all excess cash on the Company’s balance sheet as of the Measurement Date pro forma for all remaining professional fees expected to be paid through the Emergence Date, subject to Minimum Liquidity at Emergence and Minimum Cash at Emergence requirements, which shall be (a) increased or decreased by the Net Working Capital Adjustment, and which shall be (b) increased if any proceeds associated with early receipt of the CARES Act Tax Refunds scheduled to be received in FY 2021 have been received as of the Measurement Date (for the avoidance of doubt, any CARES Act Tax Refunds adjustment cannot exceed the amount included in FY 2021 in the Covia management business plan dated May 12, 2020);

•$825 million in New Term Loans pursuant to the New Term Loan Facility, subject to the Cash Adjustment; and

•100% of the Reorganized Covia Equity, less an amount that is acceptable to the Required Consenting Stakeholders and Covia on account of the treatment of General Unsecured Claims and dilution from the MIP.

Receivables Financing Claims

All Receivables Financing Claims (other than certain indemnifications surviving under the Receivables Financing Agreement) shall be terminated pursuant to the L/C Facility Order.  Among other forms of relief, the L/C Facility Order:

authorizes Covia to make a cash capital contribution to Covia Financing LLC in an amount sufficient to pay all obligations under the Receivables Financing Agreement and to fund an L/C collateral account held at Covia Financing LLC with cash to secure Covia Financing LLC’s reimbursement obligations under the Reimbursement Agreement in an amount at all times equal to 105% of the undrawn face amount of the outstanding letters of credit;

authorizes Covia to make cash capital contributions to Covia Financing LLC in the future to cash collateralize additional letters of credit in accordance with the Reimbursement Agreement in amounts up to 105% of the undrawn face amount of such future letters of credit;

authorizes Covia to accept the transfer from Covia Financing LLC of the pool receivables held by Covia Financing LLC in connection with the Receivables Financing;[8] and pursuant to section 364(c)(1) of the Bankruptcy Code, grants (i) PNC Bank, National Association superpriority administrative claims with priority in payment with respect to the indemnity obligations of Covia under the Reimbursement Agreement and (ii) Covia Financing LLC and the PNC Bank, National Association superpriority administrative claims with priority in payment with respect to indemnity obligations of the applicable Debtors under the Receivables Financing Agreement, in each case over any and all administrative expenses of the kinds specified in sections 503(b) and 507(b) of the Bankruptcy Code, other than with respect to the “Carve Out” (as to be defined in the Cash Collateral Order).

HoldCo General Unsecured Claims

The holders of HoldCo General Unsecured Claims shall receive, in full and final satisfaction of their HoldCo General Unsecured Claims, their pro rata share of an amount to be determined of the Reorganized Covia Equity, subject to dilution from the MIP.

Non-HoldCo General Unsecured Claims

The holders of Non-HoldCo General Unsecured Claims shall receive, in full and final satisfaction of their Non-HoldCo General Unsecured Claims, their pro rata share of an amount to be determined of the Reorganized Covia Equity, subject to dilution from the MIP.

Section 510(b) Claims	On the Restructuring Effective Date, all claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.
Equity Interests

The Equity Interests will be cancelled, released and extinguished as of the Restructuring Effective Date and will be of no further force or effect, and the holders of Equity Interests will not receive any share of the Reorganized Covia Equity.

Intercompany Claims

All claims held by one Debtor or an affiliate thereof in any other Debtor or an affiliate thereof will be, at the option of Reorganized Covia with the consent of the Required Consenting Stakeholders, (a) reinstated or (b) distributed, contributed, set off, settled, cancelled and released, or otherwise addressed at the option of the Debtors; provided that no distributions shall be made on account of any such Intercompany Claims.

Intercompany Interests

All interests held by one Debtor in any other Debtor will be, at the option of Covia, (a) reinstated or (b) cancelled, released, and extinguished without any distribution at the Debtors’ election with the consent of the Required Consenting Stakeholders.

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For the avoidance of doubt: (a) nothing contained in the L/C Facility Order will require (or be construed to require) Covia to transfer any of the A/R Assets (as defined in the L/C Facility Order) to any Sub-Originator following the A/R Assets Transfer (as defined in the L/C Facility Order); and (b) nothing contained in the L/C Facility Order shall prohibit (or be construed to prohibit) Covia from transferring any of the A/R Assets to any Sub-Originator following the A/R Assets Transfer.

Implementation
Structuring

The Restructuring contemplated by this Term Sheet, including the corporate structure of Reorganized Covia and its direct and indirect subsidiaries, shall be subject to further negotiation and definitive documentation and structured in a manner as determined by Covia and the Required Consenting Stakeholders to be tax efficient.

Milestones[9]

The Restructuring must conform to the following timetable (each event, a “Milestone”); provided that such Milestones may be extended by written agreement between the Company and the Required Consenting Stakeholders:

•the Plan, Disclosure Statement, and a motion for approval of the Disclosure Statement shall be filed in the Chapter 11 Cases within 30 days of the Petition Date;

•a motion for an order setting the claims bar date in the Chapter 11 Cases shall be filed within 14 days of the Petition Date;

•an order setting the general claims bar date in the Chapter 11 Cases shall be enforced by the Bankruptcy Court within 60 days of the Petition Date;

•an order approving the Railcar Lease Rejection Motion shall be entered by the Bankruptcy Court within 60 days of the Petition Date, unless the Bankruptcy Court grants an extension of the period contemplated by Section 365(d)(5) of the Bankruptcy Code, in which case this 60 day period shall be correspondingly extended;

•an order approving the Disclosure Statement shall be entered by the Bankruptcy Court within 60 days of the filing of the Plan and Disclosure Statement;

•an order confirming the Plan shall be entered by the Bankruptcy Court within 45 days of the entry of an order approving the Disclosure Statement; and

•the Restructuring Effective Date shall occur within 150 days of the Petition Date (the “Outside Date”).

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All motions and orders (including the Plan, Disclosure Statement, and motion for approval of the Disclosure Statement) that are specified opposite “Milestones” above shall be in form and substance reasonably acceptable to Covia and the Required Consenting Stakeholders as provided in the RSA.

Conditions Precedent to the Restructuring Effective Date

The occurrence of the Restructuring Effective Date shall be subject to the following conditions precedent:

•the orders approving the Disclosure Statement and the Plan shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

•the Definitive Documents shall be approved by the parties thereto, consistent with their consent and approval rights set forth in the RSA;

•the RSA shall not have been terminated and the RSA shall remain in full force and effect in accordance with its terms;

•entry into the New Term Loan and the Exit Facility (in each case, with all conditions precedent thereto having been satisfied or waived);

•issuance of the Reorganized Covia Equity;

•establishment of a professional fee escrow account funded in the amount of estimated accrued but unpaid professional fees incurred by the Company during the Chapter 11 Cases;

•payment of all reasonable and documented fees and expenses incurred at any time in connection with the Company by (a) the Term Loan Agent, (b) Paul Weiss, Rifkind Wharton & Garrison LLP, as lead counsel to the ad hoc group of Term Loan Lenders, (c) Porter Hedges LLP as local counsel to the ad hoc group of Term Loan Lenders, (d) Centerview Partners LLC, as financial advisor to the ad hoc group of Term Loan Lenders, (e) Lyons, Benenson & Company Inc. as compensation consultant to the ad hoc group of Term Loan Lenders, and (f) any other professional retained by the ad hoc group of Term Loan Lenders with the Company’s prior written consent; and

•all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been obtained.

Corporate Governance and Employee Matters
Board of Directors

The constitution and size of the board of directors of Reorganized Covia (the “Reorganized Board”) shall be determined by the Required Consenting Stakeholders; provided, that the Reorganized Board shall include the Chief Executive Officer of Reorganized Covia

The members of the Reorganized Board will be identified at or prior to the hearing to consider confirmation of the Plan.  The senior management team of Covia will have consultation rights with respect to the post-emergence governance of Reorganized Covia.

Corporate Governance Documents

In connection with the Restructuring Effective Date, and consistent with section 1123(a)(6) of the Bankruptcy Code, Reorganized Covia shall adopt customary corporate governance documents, including amended and restated certificates of incorporation, bylaws, and shareholders’ agreements in form and substance acceptable to the Required Consenting Stakeholders, in consultation with Covia.

Employment Obligations

Unless otherwise amended or modified as set forth in the Plan Supplement, and subject to the terms attached hereto as Annex 2, all employee wages, compensation, benefits, severance plans, and incentive programs in place with the Company as of the Restructuring Effective Date (including, but not limited to, the Company’s non-qualified deferred compensation plans) shall be assumed by Reorganized Covia and shall remain in place as of the Restructuring Effective Date, and Reorganized Covia will continue to honor such agreements, arrangements, programs, and plans, in each case, so long as current or future liabilities associated with such programs have been disclosed to the advisors to the Ad Hoc Term Lender Group prior to the Restructuring Effective Date (including, for the avoidance of doubt, any of the foregoing entered into or otherwise made effective after the date of the RSA but prior to the Restructuring Effective Date).  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Restructuring Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Employment Agreements

The Plan shall provide for the entry by certain members of the senior management team of Covia into new employment agreements, which shall be on the terms set forth in the Employment Agreement Term Sheet attached hereto as Annex 2.

Indemnification of Prepetition Directors, Officers, Managers, et al.

Under the Restructuring, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company, as applicable, shall be assumed and survive the effectiveness of the Restructuring.

Management Incentive Plan (“MIP”)	Reorganized Covia shall adopt and implement a MIP as described in Annex 2.
Miscellaneous Provisions
Debtor Releases, Third-Party Releases, and Exculpation

The exculpation provisions, the Company releases, and the “third-party” releases to be included in the Plan will be as set forth in Annex 3 hereto in all material respects.

The foregoing exculpation and releases shall be subject to the applicable releasee’s support of the Restructuring Transactions.

Executory Contracts and Unexpired Leases

On the Restructuring Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease (to be scheduled and attached to the Plan) shall be deemed assumed as of the Restructuring Effective Date by the applicable Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease:  (i) was previously assumed, assumed and assigned, or rejected by the Company; (ii) previously expired or terminated pursuant to its own terms; (iii) is identified on the Rejected Executory Contract and Unexpired Lease List (to be appended as a schedule to the Plan); or (iv) is the subject of a motion to reject that is pending on the Restructuring Effective Date.

Regulatory Requirements

All parties shall abide by, and use their reasonable best efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to, requirements or approvals that may arise as a result of such party’s equity holdings in Reorganized Covia.

Exemption from SEC Registration

The issuance of all securities in connection with the Plan will be exempt to the extent permitted under section 1145 of the Bankruptcy Code and otherwise pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D thereunder.

Registration Rights

Customary registration rights will be provided to Consenting Stakeholders that, at the time the Plan is consummated, are unable to sell under Rule 144 without being limited by the volume limitations thereunder; provided that such registration rights will fall away for any such Consenting Stakeholder at the time such Consenting Stakeholder is able to sell under Rule 144 without being limited by the volume limitations thereunder.

Annex 1

Debtors

Alpha Resins, LLC

Best Sand Corporation

Best Sand of Pennsylvania, Inc.

Bison Merger Sub I, LLC

Black Lab LLC

Cheyenne Sand Corp.

Construction Aggregates Corporation of Michigan, Inc.

Covia Finance Company LLC

Covia Specialty Minerals Inc.

Fairmount Logistics LLC

Fairmount Minerals, LLC

Fairmount Santrol Inc.

FML Resin, LLC

FML Sand, LLC

FML Terminal Logistics, LLC

FMSA Inc.

Mineral Visions Inc.

Self-Suspending Proppant LLC

Shakopee Sand LLC

Specialty Sands, Inc.

Standard Sand Corporation

Technisand, Inc.

Wedron Silica Company

West Texas Housing LLC

Wexford Sand Co.

Wisconsin Industrial Sand Company L.L.C.

Wisconsin Specialty Sands, Inc.

Annex 2

Employment Agreement Term Sheet

(See attached.)

FINAL

COVIA HOLDINGS CORPORATION

MANAGEMENT EMPLOYMENT CONTRACTS

This term sheet (the “Term Sheet”) summarizes the proposed management employment contracts for Covia Holdings Corporation (the “Company”).

Overview:

General.  Prior to the date on which the Plan Supplement is filed (the “Plan Supplement Date”), the requisite term loan lenders that are parties to the RSA (the “Lenders”) will notify each member of the Company’s executive leadership team identified on Exhibit A to this Term Sheet (each, an “Executive”) whether the Executive is expected to continue in employment with the Company following the effective date of the Company’s Plan of Reorganization (the “Emergence Date”).  If the Executive is expected to continue in employment, then the Company and such Executive will enter into an employment contract (the “Agreement”) that will be effective on the Emergence Date and that is consistent in all material respects with this Term Sheet.  If the Executive is not expected to continue in employment, then the Executive will be promptly terminated by the Company following the Emergence Date, and will receive the Executive’s Change in Control Severance (as described below) on the terms and conditions set forth in this Term Sheet.

Term.  Each Agreement shall have an initial term of three (3) years that automatically extends for consecutive twelve (12)-month periods unless either party provides at least sixty (60) days’ prior written notice of non-renewal (the period the Agreement is in effect, the “Term”).

Position:

Title.  Each Executive will have the title and position specified on Exhibit A to this Term Sheet and will have the duties and responsibilities customarily associated with such position in a company of the size and nature of the Company.

Compensation and Benefits:

Base Salary.  Each Executive’s base salary (“Base Salary”) is set forth on Exhibit A to this Term Sheet.

Annual Bonus.  Each Executive’s target bonus opportunity (“Target Bonus”) is set forth on Exhibit A to this Term Sheet.  Each Executive will earn an annual bonus based on the achievement of reasonably attainable performance goals established in good faith by the Company’s Compensation Committee of the board of directors of the reorganized Company.

Benefit Plans.  Each Executive will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally and/or for the benefit of its executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided in the Agreement.

Long-Term Incentive Compensation.  Each Executive who is employed by the Company on the applicable grant date or has not indicated an intention to terminate due to Constructive Termination prior to the grant date will receive one or more awards under a cash- and equity-based management incentive plan (the “MIP”).  The detailed terms of the MIP shall provide for an incentive pool (covering a specified aggregate percentage of the Company’s post-Emergence Date equity that will be included in the Plan Supplement), emergence grants, individual allocations of emergence and future grants, conditions of emergence and future grants, and other MIP terms and conditions, as established by the board of directors of the reorganized Company within 90 days after the Emergence Date.

Termination:

General.  Each Executive’s employment will terminate (i) automatically upon Executive’s death, (ii) due to Executive becoming disabled within the meaning of the Company’s long-term disability plan applicable to the Executive (a “Disability”), (iii) upon written notice by the Company with or without Cause, or (iv) upon written notice by Executive whether or not due to a Constructive Termination.

Severance.[10]  Upon a termination of Executive’s employment (i) by the Company without Cause, (ii) by Executive due to a Constructive Termination or (iii) upon expiration of the Term due to non-renewal of the Agreement by the Company (each, a “Qualifying Termination”), Executive will receive: (A) a cash lump sum severance payment equal to the product of (x) the severance multiple specified for Executive on Exhibit A to this Term Sheet and (y) the sum of Executive’s Base Salary and Target Bonus, (B) a pro rata annual bonus for the performance period in which such termination occurs, with the pro-ration determined based on the number of days that Executive was employed by the Company during the performance period and the amount of the annual bonus determined based on actual performance for the entire performance period (a “Pro Rata Bonus”), (C) reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the number of months specified for Executive on Exhibit A to this Term Sheet, and (D) outplacement assistance services for the number of months specified for Executive on Exhibit A to this Term Sheet.  Notwithstanding the current definition of Constructive Termination, during the four (4)-month period immediately following the Emergence Date, if an Executive chooses to quit as a result of being dissatisfied with the MIP opportunity provided by the new Board, the Company will treat such resignation as a Constructive Termination and pay such Executive the standard (non-enhanced) severance.

Change in Control Severance.  If Executive’s Qualifying Termination occurs within the four (4)-month period immediately preceding, or the two (2)-year period immediately following, a Change in Control (to be defined in a customary manner for restructuring MIP arrangements and included in the definitive documentation governing the MIP), then (A) Executive’s severance multiple will be increased as set forth on Exhibit A to this Term Sheet, and (B) the Pro Rata Bonus will be determined based on deemed achievement of the performance criteria at target levels.  The Agreement will include an explicit waiver that the emergence will not be deemed a Change in Control; however, if the Executive’s employment is terminated by the Company without Cause or by the Executive due to a Constructive Termination (other than as a result of being dissatisfied with the MIP opportunity provided by the new Board), in either case, within the four (4)-month period immediately following the Emergence Date, then the Company will pay such Executive the Change in Control Severance.

Disability Severance.  Upon a termination of Executive’s employment due to Executive’s death or Disability, Executive will receive a Pro Rata Bonus.

Release.  Executive will be required to execute and not revoke a customary release of claims that will be attached to the Agreement.

Section 280G.  Section 280G and 4999 language to be included, to substantively match the Executive Severance Plan language.

[10]	Note to Draft: Severance terms for Agreement with C. Jones may vary from this Term Sheet in order to accommodate terms of existing retention agreement.

Restrictive Covenants:	General. The Agreement will include customary confidentiality, trade secret, Company property, non-compete, employee non-solicit/non-hire, and non-disparagement covenants.
Dispute Resolution Provisions:

Governing Law.  Ohio

Choice of Forum.  Ohio

Dispute Resolution.  Arbitration

Attorney’s Fees.  The Company will reimburse the Executive for costs and expenses (including reasonable attorneys’ fees) for claims based on events occurring within 120 days after the Emergence Date if the Executive substantially prevails on a material issue.  For all other claims, each party will bear its own costs and expenses.

Definitions:	“Cause,” “Disability” and “Constructive Termination” will have the meanings set forth in the Covia Executive Severance Plan.
Final Documentation:	The final documentation related to the Agreements will not contain any material restrictions, limitations or additional obligations that are not set forth herein.

EXHIBIT A

Name (Title & Position)	Base Salary	Target Bonus Percentage	Severance Multiple	Change in Control Severance Multiple	Benefits Continuation Period	Outplacement Assistance Services
Richard Navarre (Chairman, President and Chief Executive Officer)	$1,050,000	115%	2.0x	2.99x	24 months	18 months
Campbell Jones (EVP, Chief Operating Officer)	$725,000	75%	1.5x	2.0x	18 months	12 months
Andrew Eich (EVP, Chief Financial Officer)	$550,000	75%	1.5x	2.0x	18 months	12 months
Brian Richardson (EVP, Chief Transformation Officer)	$475,000	75%	1.5x	2.0x	18 months	12 months
Chad Reynolds (EVP, Chief Legal Officer and Secretary)	$462,000	75%	1.5x	2.0x	18 months	12 months
Cameron Berry (EVP, Energy)	$330,000	60%	1.5x	2.0x	18 months	12 months
Paolo Gennari (EVP, Industrial)	$330,000	60%	1.5x	2.0x	18 months	12 months
[●] (SVP)	$[●]	[●]%	1.0x	1.5x	12 months	9 months
[●] (VP)	$[●]	[●]%	0.75x	1.0x	9 months	6 months

Annex 3

Debtor Releases, Third-Party Releases, and Exculpation

Definitions

The following terms shall have the following definitions for purposes of this Annex 3:

•“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors[11]; (c) each of the Consenting Stakeholders; (d) the Term Loan Agent; (e) each current and former Affiliate[12] of each Entity in clauses (a) through (d); and (f) each Related Party[13] of each Entity in clauses (a) through (e).

•“Released Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Consenting Stakeholders; (d) the Term Loan Agent; (e) each current and former Affiliate of each Entity in clauses (a) through (d); and (f) each Related Party of each Entity in clauses (a) through (e); provided that any holder of a Claim against or Equity Interest in the Debtors that votes against or objects to the Plan or opts out of the Third Party Release[14] shall not be a Released Party.

•“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Consenting Stakeholders; (d) the Term Loan Agent; (e) each holder of Claims or Equity Interests that (i) votes in favor of the Plan or (ii) abstains from voting, is not entitled to vote, or votes to reject the Plan and does not opt out of the Third Party Release on a timely submitted ballot or opt-out form; (f) each current and former Affiliate of each Entity in clauses (a) through (e); and (g) each Related Party of each Entity in clauses (a) through (f).

[11]

“Reorganized Debtor” means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Restructuring Effective Date, and from and after the Restructuring Effective Date, shall include (without limitation) Reorganized Covia.

[12]	“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
[13]

“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

[14]	“Third Party Release” means the release provided by the Releasing Parties in favor of the Released Parties as set forth in this Annex 3.
[15]	“Estate” means, as to each Debtor, the estate created for such Debtor in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

[16]

“Causes of Action” means claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.  Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Equity Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

[17]	“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
[18]	“Consummation” means the occurrence of the Restructuring Effective Date.

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, on and after the Restructuring Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Restructuring Effective Date, each Released Party is deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates[15], in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action[16], directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or Equity Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Equity Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Term Loan Agreement or documents ancillary thereto, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the RSA, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the Plan Supplement, or the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation[17], the pursuit of Consummation[18], or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Restructuring Effective Date related to or related to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the Restructuring Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Equity Interests

On and after the Restructuring Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Restructuring Effective Date, each of the Releasing Parties is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates or Affiliates, as applicable, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or Equity Interest in the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors and/or their Affiliates, the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim against or Equity Interest in the Debtors that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Term Loan Agreement or documents ancillary thereto, the Chapter 11 Cases and related adversary proceedings, the formulation, preparation, dissemination, negotiation, filing, or consummation of the RSA, the Disclosure Statement, the Plan, the Plan Supplement, any Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the Plan Supplement, or any Definitive Document, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Restructuring Effective Date related or relating to any of the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations of any Entity arising after the Restructuring Effective Date under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation

Notwithstanding anything herein to the contrary, and upon entry of the Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the RSA, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, or the administration and implementation of the Plan, including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion, the issuance or distribution of securities pursuant to the Plan or the distribution of property under the Plan or any other agreement (whether or not such issuance or distribution occurs following the Restructuring Effective Date), negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for Causes of Action related to any act or omission that is determined by the Final Order[19] to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

[19]

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

EXHIBIT B

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 29, 2020 (the “Agreement”),20 by and among Covia Holdings Corporation and its subsidiaries bound thereto and the Consenting Stakeholders, including [____], the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Claims/Interests	Amount	Transferor
Term Loan	$[●]	[●]

[20]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit C

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 29, 2020 (the “Agreement”),21 by and among Covia Holdings Corporation and its subsidiaries bound thereto and the Consenting Stakeholders, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Claims/Interests	Amount	Transferor
Term Loan	$[●]	[●]

[21]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.